Exhibit 99.1

May 22, 2012

Board of Directors

South Valley Bancorp, Inc.

803 Main Street

Klamath Falls, OR 97601

Members of the Board:

We hereby consent to the use in this registration statement on Form S-4 of our letter to the Board of Directors of South Valley Bancorp, Inc. (“South Valley”) included as Annex B to the proxy statement/prospectus of South Valley and Washington Federal, Inc., forming a part of this registration statement on Form S-4, and to all references to our firm in such proxy statement/prospectus, including those under the caption “THE MERGER (PROPOSAL ONE) – Opinion of South Valley’s Financial Advisor.”

In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Los Angeles, California

May 22, 2012

D.A. Davidson & Co.

11150 Santa Monica Boulevard ~ Suite 380 ~ Los Angeles, CA 90025 ~ Office (310) 500-3860 ~ Fax (310) 500-3861

www.davidsoncompanies.com/ecm/